For period ending October 31, 2000
		Exhibit 77Q
2

File number 811-7540


Global High Income Dollar Fund Inc.


An initial report under Section 16(a) of the Securities
Exchange Act of 1934 was not timely filed for Amy R.
Doberman. This delayed report did not involve any transaction in the Fund's common stock but rather related to her election as an officer. The Fund is not aware of any outstanding report required to be filed by any board member.